Exhibit 10.1

January 3, 2022

Todd Branning, MBA
via email to tbranning002@me.com

Re: Offer Letter of Employment

Dear Mr. Branning:

I am very pleased to confirm our offer to you of full-time employment with NeuBase Therapeutics, Inc. (the “Company”) in the position of Chief Financial Officer. Your effective start date will be mutually decided, but our hope is that you are able to join the Company on January 10, 2022. You will work out of the New York area and visit the Company’s headquarters in Pittsburgh, PA as appropriate. The terms of our offer and the benefits currently provided by the Company are as follows:

1.    Salary. Your starting salary will be $425,000 per year, less payroll deductions and withholdings, payable in accordance with the Company’s standard policies and procedures and will be subject to review from time to time in accordance with the Company’s policies. You will be eligible for an annual discretionary bonus with a target amount equal to 40% of your base salary, provided you remain employed by the Company on the date bonuses are paid, unless your employment has been terminated by the Company without Cause or by you with Good Reason, or due to your death or disability, prior to such date.

2.    Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees from time to time, subject to the terms and conditions of such plans. The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding benefits provided to employees. You will be eligible for 21 days of paid time off each year. The Company currently has 9 paid holidays each year. Paid time-off may be taken in accordance with applicable Company policies which may be modified from time to time.

3.    Equity. Subject to the approval of Company’s Board of Directors (the “Board”), the Company will issue you a stock option to purchase 300,000 shares of Common Stock of the Company (the “Award”). The Award shall vest in accordance with the following schedule: 1/4th of the total shares shall vest on the first anniversary of the effective date of your employment, and 1/36th of the remaining shares shall vest on a monthly basis starting on the first anniversary of the effective date of your employment; provided that vesting shall only occur on a scheduled vesting date if your employment has not terminated prior to such vesting date, inclusive. The Award shall be issued pursuant to Company’s 2019 Stock Incentive Plan (as amended, the “Plan”) and form of award agreement adopted by the Board for use thereunder (collectively, the “Grant Documents”). In the event of the termination of your employment by the Company (or its successor) without Cause or by you due to resignation for Good Reason, in either case within the period commencing 3 months prior and ending 12 months following a Change in Control (as defined in the Plan), then, subject to your execution and delivery of a general release of all claims, which shall include a non- disparagement provision, in a form to be provided by the Company (“Separation Agreement”), and such Separation Agreement becoming irrevocably effective within 60 days of the termination of your employment, your then outstanding, unvested Award, if any, will vest and be exercisable as to all of the covered shares. You should consult with your own tax advisor concerning the tax risks associated with accepting the Award.

4.     Policies; Confidentiality. As a Company employee, you will be expected to abide by Company rules, procedures and policies, as adopted or revised from time to time, and acknowledge in writing that you have read the Company’s Employee Handbook. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the period of time that you are an employee of the Company, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, you will need to sign the Company’s standard Employee Confidentiality and Invention Assignment Agreement attached as Exhibit A (the “Confidentiality Agreement”) as a condition of your employment. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. During the period of time that you render services to the Company, you agree not to engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. During the period of time that you are an employee of the Company, you will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. You represent that (i) this letter, (ii) the Confidentiality Agreement, (iii) the Grant Documents and (iv) your commencement of employment with the Company, will not violate any agreement currently in place between yourself and current or past employers.

5.    At Will Employment. While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means your employment relationship with the Company can be terminated by either of you or the Company for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. Further, your participation in any equity or benefit plan or program is not to be regarded as assuring you of continuing employment for any particular period of time. Any modification or change in your at will employment status may only occur by way of a written agreement signed by you and the Chief Executive Officer of the Company. Should your employment be terminated by the Company without Cause or by you with Good Reason, whether or not in connection with a Change in Control (as defined in the Plan), subject to your execution and delivery of a Separation Agreement and such Separation Agreement becoming irrevocably effective within 60 days following the termination of your employment (such 60 day period, the “Release Period”), you will receive continued payment of salary for 12 months, reimbursement of 12 months of health benefits (COBRA subsidization) in accordance with the Company’s standard expense reimbursement procedures, immediate vesting of then unvested stock awards issued to you by the Company that would have vested during the 12 month period subsequent to the termination of your employment, and, subject to the discretion of the Company’s Board of Directors, a prorated portion of your annual bonus target as severance paid when bonuses for the fiscal year are paid to other Company employees but not before January 1 or after December 31 of the year following the year in which your employment terminates (such continued base salary, COBRA subsidization, vesting of unvested stock awards set forth above, and pro-rated bonus, collectively, the “Severance”). For purposes of this Agreement, “Cause” means: (i) your continued and willful failure to substantially perform the material duties and obligations under this Agreement (for reasons other than death or disability), which failure, if curable within the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice from the Company of such failure; (ii) your failure or refusal to comply with the written policies, standards and regulations established by the Company from time to time which failure, if curable in the discretion of the Company, is not cured to the reasonable satisfaction of the Company within thirty (30) days after receipt of written notice of such failure from the Company; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (iv) your violation of a federal or state law or regulation applicable to the Company’s business; (v) your plea of nolo contendere or guilty to, any misdemeanor involving moral turpitude or any felony under the laws of the United States or any state; (vi) your material breach of the terms of this Agreement or the Confidentiality Agreement; or (vii) your continued failure to take such lawful actions as directed by the Board. For purposes of this Agreement, “Good Reason” means (i) a reduction in your base salary other than comparable reductions applied to substantially all similarly situated employees, (ii) the relocation of your principal place of employment by more than fifty (50) miles from the prior location, or (iii) a material diminution in your title, duties, or responsibilities, including a requirement that you report to a corporate officer other than the Chief Executive Officer of the Company; provided, however a resignation shall be for Good Reason only if (X) you provide written notice to the Company of the potential Good Reason trigger within thirty (30) days of the occurrence of the potential Good Reason trigger, (Y) the Company does not cure the potential Good Reason trigger within thirty (30) days of receipt of notice, and (Z) you resign your employment within thirty (30) days following the expiration of the Company’s 30-day cure period. Severance shall accrue until the required Separation Agreement becomes irrevocably effective, with accrued amounts paid in full as a lump sum on the first regularly scheduled payroll date thereafter; provided, however, that in the event the Release Period spans two calendar years, no Severance shall be paid or provided prior to January 1 of the second calendar year. In the case of voluntary resignation or termination for Cause, you will be subject to a 12 month non-compete in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company.

6.    Arbitration. The Company and you mutually consent to the resolution by arbitration (except as provided below), under the JAMS Employment Arbitration Rules and Procedures (which are available at jamsadr.com, or from the Company upon your request), of all claims (common law or statutory) that the Company might have against you, or that you might have against the Company, its affiliated companies, any benefit plan, the directors, employees or agents of any of the foregoing entities, and all successors and assigns of any of them. The Company will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if you are the party initiating the claim, you will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which you are(or were last) employed by the Company. The Company and you waive the right to have a court or jury trial on any arbitrable claim. The Federal Arbitration Act shall govern this Agreement, or if for any reason the FAA does not apply, the arbitration law of the state in which you primarily rendered services to the Company or on its behalf. Notwithstanding any provision of the JAMS Rules, arbitration shall occur on an individual basis only, and a court of competent jurisdiction (and not an arbitrator) shall resolve any dispute about the formation, validity, or enforceability of any provision of this Agreement. You waive the right to initiate, participate in, or recover through, any class or collective action. To the maximum extent permitted by law, the arbitrator shall award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator at all times shall apply the law for the shifting of costs and fees that a court would apply to the claim(s) asserted. Nothing in this Agreement prevents you from filing or recovering pursuant to a complaint, charge, or other communication with any federal, state or local governmental or law enforcement agency, including but not limited to the National Labor Relations Board. The following claims are not covered by this Agreement: claims for workers’ compensation or unemployment compensation benefits; claims that as a matter of law cannot be subject to arbitration (after application of Federal Arbitration Act preemption principles); and claims under an employee benefit or pension plan that specifies a different arbitration procedure. This Section 6 shall remain in effect notwithstanding the termination of your employment with the Company.

7.    Full-Time Employee. Since you are a full-time employee, during the term of your employment you agree to devote your best efforts to the interests of the Company and not to engage in any other employment without the express written consent of the Chief Executive Officer.

8.    Electronic Communication. Company may, in its sole discretion, decide to deliver to you by email or any other electronic means any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to you by applicable securities law or any other law or Company’s Certificate of Incorporation or Bylaws. You hereby consent to receive such documents and notices by such electronic delivery (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) and agree to participate through any on-line or electronic system that may be established and maintained by Company or a third party designated by Company.

9.    Entire Agreement; Applicable Law. This offer, the Confidentiality Agreement and the Grant Documents, once accepted, constitute the entire agreement between you and the Company with respect to the subject matter hereof and thereof and supersede all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this letter for the purpose of inducing you to countersign this letter, and you acknowledge that you have countersigned this letter in reliance only upon such promises, representations and warranties as are contained herein. Except to the extent governed by federal law, this letter will be construed and enforced according to the laws of the State of Pennsylvania, other than the choice of law provisions thereof.

10.    Taxes. The Company shall withhold taxes and other amounts from payments it makes pursuant to this letter as it reasonably determines.

11.    Section 409A. This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be interpreted and construed consistent with that intent. For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of your employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” under Section 409A, the payment will be paid (or provided) in accordance with the following: if you are a “Specified Employee” within the meaning of Section 409A on the date of your termination of employment, then no such payment shall be made or commence during the period beginning on the date of termination and ending on the date that is six (6) months following the date of termination or, if earlier, on the date of your death. The amount of any payment that would otherwise be paid to you during this period will instead be paid on the fifteenth (15th) day of the first calendar month following the end of the period. Furthermore, payments with respect to reimbursements of expenses shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year.

12.    Validity/Severability. The invalidity or unenforceability of any provision of this letter shall not affect the validity or enforceability of any other provision of this letter, which shall remain in full force and effect. If any provision of this letter is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given our intent hereto.

13.    Acceptance. If you decide to accept our offer, please countersign the enclosed copy of this letter in the space indicated, as well as the Confidentiality Agreement and return both documents to me. Your signatures will acknowledge that you have read and understood and agreed to the terms and conditions of this letter and the Confidentiality Agreement. Should you have anything else that you wish to discuss, please do not hesitate to call me.

14.    Background Check. Our offer of employment is contingent upon completion of a satisfactory background check (including criminal history) conducted in accordance with applicable law.

[SIGNATURE PAGE FOLLOWS]

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Dietrich A. Stephan
Dietrich A. Stephan, Ph.D. Chief Executive Officer

I have read and understood this letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

By:	/s/ Todd Branning
Employee Name: Todd Branning, MBA

Date signed:	January 3, 2021

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